AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 2, 2004
                                                REGISTRATION NO. 333-________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                              ELIZABETH ARDEN, INC.
             (Exact name of registrant as specified in its charter)


            FLORIDA                                            59-0914138
(State or other jurisdiction of                             (I.R.S. employer
incorporation or organization)                           identification number)


                             14100 N.W. 60th Avenue
                           Miami Lakes, Florida 33014
                                 (305) 818-8000
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                             ---------------------

                              Oscar E. Marina, Esq.
                             Senior Vice President,
                          General Counsel and Secretary
                             14100 N.W. 60th Avenue
                           Miami Lakes, Florida 33014
                                 (305) 818-8114
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ---------------------

                                    Copy to:
                                Rod Miller, Esq.
                           Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                            New York, New York 10153
                                 (212) 310-8000


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. |_| _______

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

========================================= ==================================== ============================
          TITLE OF EACH CLASS OF              PROPOSED MAXIMUM AGGREGATE                 AMOUNT OF
       SECURITIES TO BE REGISTERED               OFFERING PRICE (1)(2)              REGISTRATION FEE (2)
----------------------------------------- ------------------------------------ ----------------------------
COMMON STOCK, PAR VALUE $0.01                        $150,000,000                       $17,382 (3)
========================================= ==================================== ============================


(1) An indeterminate number of shares of common stock is being registered as may at various times be issued at indeterminate prices, with an aggregate public offering price not to exceed $150,000,000. Certain selling shareholders may sell up to 2,269,540 shares of common stock under this registration statement plus any additional shares of common stock issued upon conversion of shares of Series D convertible preferred stock received as a dividend on any outstanding shares of Series D convertible preferred stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(3) The fee calculation is based upon $150,000,000 aggregate public offering price of our securities but, pursuant to Rule 457(p), an aggregate of $20,062,500 public offering price of those securities are being carried forward from our Registration Statement on Form S-3 (Commission File No. 333-106038), filed on June 11, 2003. In connection with Registration Statement No. 333-106038, $10,113 of fees were carried forward from our Registration Statement on Form S-3 (Commission File No. 333-92911) and credited against the registration fees payable in connection with Registration Statement No. 333-106038. Accordingly, registration fees of $1,623 are attributable to the $20,062,500 public offering price of the securities being carried forward to this Registration Statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


               SUBJECT TO COMPLETION, DATED _______________, 2004

PROSPECTUS

                                  $150,000,000

                              ELIZABETH ARDEN, INC.


                                  Common Stock

                 -----------------------------------------------

           We may offer the common stock described in this prospectus at prices and on terms to be determined at or prior to the time of sale. In addition, certain selling shareholders listed in this prospectus and identified in supplements to this prospectus may offer and sell up to 2,269,540 shares of common stock under this prospectus (plus any shares of common stock issued upon conversion of shares of Series D convertible preferred stock received as a dividend on any outstanding shares of Series D convertible preferred stock) at prices and on terms to be determined at or prior to the time of sale. We will not receive any of the proceeds from any sale of shares by the selling shareholders.

           This prospectus describes the general manner in which our common stock may be offered using this prospectus. We will provide specific information about any offerings of our common stock in supplements to this prospectus. We encourage you to read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

           Our common stock is traded on The Nasdaq Stock Market under the symbol "RDEN."

           INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" ON PAGE 2 OF THIS PROSPECTUS FOR INFORMATION ON WHERE YOU CAN FIND A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.




                The date of this prospectus is __________, 2004.

                              ABOUT THIS PROSPECTUS

           This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the "SEC," using a "shelf" registration process. Under this shelf process, we and the selling shareholders referred to in this prospectus and identified in supplements to this prospectus may from time to time sell the common stock described in this prospectus in one or more offerings up to a total dollar amount of proceeds of $150,000,000, of which the selling shareholders may sell up to 2,269,540 shares of our common stock plus any shares of common stock issued upon conversion of shares of Series D convertible preferred stock received as a dividend on any outstanding shares of Series D convertible preferred stock. Each time we or the selling shareholders sell common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the manner in which the common stock will be offered. The prospectus supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in that prospectus supplement. We encourage you to read this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

           The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and our common stock offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

           When acquiring any common stock discussed in this prospectus, you should rely only on the information provided in this prospectus and the prospectus supplement, including the information incorporated by reference. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the securities in any state where such an offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of those documents.

           Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to "Elizabeth Arden," "we," "us," "our," or similar references mean Elizabeth Arden, Inc. together with its subsidiaries.

                              ELIZABETH ARDEN, INC.

           We are a global prestige fragrance and beauty products company with an extensive portfolio of prestige fragrance, skin care and cosmetics brands. We market over 80 owned or licensed prestige fragrance brands, including Elizabeth Arden's Red Door, 5th Avenue, Elizabeth Arden green tea, Sunflowers and ardenBEAUTY; Elizabeth Taylor's White Diamonds, Passion and Forever Elizabeth; White Shoulders; Halston, Halston Z-14 and Unbound; Geoffrey Beene's Grey Flannel; PS Fine Cologne for Men; Design; and Wings. Our skin care brands include Ceramide, Eight Hour Cream and First Defense, and our cosmetics products include Elizabeth Arden brand lipstick, foundation and other color cosmetics products. In addition to our owned and licensed fragrance brands, we distribute more than 150 additional prestige fragrance brands. We believe we are a leader in the prestige fragrance and cosmetics industry due to the global recognition and strength of our brands, as well as our strong market shares with key retailers.

           We sell our prestige beauty products in more than 50,000 separate retail locations in the United States and internationally, including department stores such as Dillard's, The May Company, Federated Department Stores, JCPenney, Belk and Nordstrom; mass retailers such as Wal-Mart, Target, Sears, Kohl's, Walgreens and CVS; and international retailers such as Boots, Debenhams, Marionnaud and Sephora. In the United States, we sell our skin care and cosmetics products primarily in department stores and our fragrances in department stores and mass retailers. We also sell our Elizabeth Arden fragrances, skin care and cosmetics products in approximately 90 countries worldwide through perfumeries, boutiques, department stores and travel retail outlets such as duty free shops and airport boutiques.

           Additional information regarding us, including our audited financial statements and descriptions of our business, is contained in the documents incorporated by reference in this prospectus. See "Where You Can Find More Information" below and "Incorporation of Documents by Reference" below.

                           FORWARD-LOOKING STATEMENTS

           This prospectus contains or incorporates by reference "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We use words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "projections" and other similar expressions to identify some forward-looking statements, but not all forward-looking statements include these words. All of our forward-looking statements involve estimates and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the key factors described under the caption "Risk Factors" and elsewhere in any accompanying prospectus supplement.

           We caution that the factors described in this prospectus and in any accompanying prospectus supplement could cause actual results to differ materially from those expressed in any of our forward-looking statements and that investors should not place undue reliance on those statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, we undertake no obligation to update any forward-looking statement contained or incorporated by reference in this prospectus to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors that could cause our business not to develop as we expect emerge from time to time, and it is not possible for us to predict all of them. Further, we cannot assess the impact of each currently known or new factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                                  RISK FACTORS

           The prospectus supplement applicable to the common stock we offer will contain a discussion of risks applicable to an investment in us and our common stock that we are offering under that prospectus supplement. Prior to making a decision about investing in our common stock, you should carefully consider the specific factors discussed below and under the caption "Risk Factors" in the applicable prospectus supplement, together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus.

OUR HIGH LEVEL OF DEBT MAY ADVERSELY AFFECT OUR FINANCIAL AND OPERATING FLEXIBILITY.

           We have a significant amount of indebtedness. At October 25, 2003, we had total debt of $378.8 million, including $284.8 million in aggregate principal amount under our senior notes issued pursuant to two indentures. Our percentage of total debt to total capitalization was 69.0% and 62.5% at January 31, 2003 and at October 25, 2003, respectively. On January 13, 2004, we issued $250.0 million of 7 3/4% senior subordinated notes due 2014, the net proceeds of which were used to redeem approximately $200.0 million of senior notes. Adjusted to give effect to this refinancing as if it had occurred on or before October 25, 2003, we would have had total debt of $390.9 million at October 25, 2003.

           In addition, as of October 25, 2003, and based on our borrowing base formula, we had unused availability of approximately $112.5 million under our $200.0 million revolving credit facility, which we refer to in this prospectus as our "revolving credit facility." Subject to the restrictions in the revolving credit facility and the indentures governing our outstanding senior and senior subordinated notes, we may incur significant additional indebtedness, which may be secured.

           Our substantial indebtedness could have important consequences. For example, it could:

           o make it more difficult for us to satisfy our obligations under our indebtedness;

           o increase our vulnerability to general adverse economic and industry conditions;

           o          restrict our ability to consummate acquisitions;

           o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate requirements;

           o limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

           o place us at a competitive disadvantage compared to our competitors that have less debt; and

           o limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds and pay dividends.

           Our future cash flow may be insufficient to meet the payment obligations of our indebtedness. Our ability to pay or to refinance our indebtedness will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control.

RESTRICTIVE COVENANTS IN OUR REVOLVING CREDIT FACILITY AND OUR EXISTING INDENTURES MAY REDUCE OUR OPERATING FLEXIBILITY.

           Our revolving credit facility requires us to maintain specified amounts of borrowing capacity and satisfy other financial conditions. Our ability to meet those conditions can be affected by events beyond our control, and therefore we may be unable to meet those conditions. If our actual results deviate significantly from our projections, we may not remain in compliance with the conditions and would not be allowed to borrow under the revolving credit facility. If we are not able to borrow under our revolving credit facility, we would be required to develop an alternative source of liquidity. We cannot assure you that we could obtain replacement financing on favorable terms or at all.

           Our failure to meet any of the conditions under our revolving credit facility could also result in a default under our indentures. Upon the occurrence of an event of default under our indentures, all amounts outstanding under our other indebtedness may be declared to be immediately due and payable. If we were unable to repay amounts due on our secured debt, the lenders would have the right to proceed against the collateral granted to them to secure that debt. Our existing indentures also currently contain various covenants that limit our operating flexibility and our ability to engage in certain transactions.

WE MAY NOT HAVE SUFFICIENT WORKING CAPITAL AVAILABILITY UNDER OUR REVOLVING CREDIT FACILITY TO MEET OUR SEASONAL WORKING CAPITAL REQUIREMENTS.

           Our working capital requirements have been and will continue to be significant. To date, we have financed and expect to continue to finance our working capital requirements primarily through internally generated funds and our revolving credit facility. If we were to experience a significant shortfall in sales or internally generated funds, we may not have sufficient liquidity to fund our business.

OUR ARRANGEMENTS WITH OUR MANUFACTURERS, SUPPLIERS AND CUSTOMERS ARE GENERALLY INFORMAL AND IF THESE ARRANGEMENTS WERE CHANGED OR TERMINATED IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, PROSPECTS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

           We do not have long-term or exclusive contracts with any of our customers and generally do not have long-term or exclusive contracts with our suppliers of distributed brands. The loss of any of our key suppliers or customers, or a change in our relationship with any one of them, could have a material adverse effect on our business, prospects, results of operations and financial condition. Our ten largest customers accounted for approximately 41% of our net sales in fiscal 2003. Our only customer who accounted for more than 10% of our net sales in fiscal 2003 was Wal-Mart, who, on a global basis, accounted for approximately 13% of our net sales. In addition, our suppliers of distributed brands, which represented approximately 27% of our cost of sales for fiscal 2003, generally can, at any time, elect to supply products to our customers directly or through another distributor. Our suppliers of distributed brands may also choose to reduce or eliminate the volume of their products distributed by us.

THE BEAUTY INDUSTRY IS HIGHLY COMPETITIVE, AND IF WE ARE UNABLE TO COMPETE EFFECTIVELY IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, PROSPECTS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

           The beauty industry is highly competitive and at times changes rapidly due to consumer preferences and industry trends. We compete primarily with global prestige beauty companies, some of whom have significantly greater resources than we have. Our products compete for consumer recognition and shelf space with products that have achieved significant international, national and regional brand name recognition and consumer loyalty. Our products also compete with new products that often are accompanied by substantial promotional campaigns. In addition, the development of new products by us involves considerable costs and we cannot guarantee any new product will generate sufficient consumer interest and sales to become a profitable brand or to cover the costs of its development. These factors, as well as demographic trends, economic conditions, discount pricing strategies by competitors and direct sales by manufacturers to our customers, could result in increased competition and could have a material adverse effect on our business, prospects, results of operations and financial condition.

CONSUMERS MAY REDUCE DISCRETIONARY PURCHASES OF OUR PRODUCTS AS A RESULT OF A GENERAL ECONOMIC DOWNTURN.

           We believe that consumer spending on beauty products is influenced by general economic conditions and the availability of discretionary income. Accordingly, we may experience sustained periods of declines in sales during economic downturns, or in the event of terrorism or diseases affecting customers purchasing patterns. In addition, a general economic downturn may result in reduced traffic in our customers' stores which may, in turn, result in reduced net sales to our customers. Any resulting material reduction in our sales could have a material adverse effect on our business, prospects, results of operations and financial condition.

OUR QUARTERLY RESULTS OF OPERATIONS FLUCTUATE DUE TO SEASONALITY AND OTHER FACTORS.

           We generate much of our sales from operations during the second half of our fiscal year as a result of increased demand by retailers in anticipation of and during the holiday season. For example, in fiscal 2003, we generated approximately 64% of our net sales during the second half of the fiscal year. Furthermore, we generate all of our net income in the second half of the year as a result of the seasonality of sales combined with fixed operating expenses, interest expense and equal quarterly depreciation and amortization charges. Any substantial decrease in sales during the second half of our fiscal year could have a material adverse effect on our business, financial condition and net income. Similarly, our working capital needs are greater during the second half of the fiscal year. In addition, we may experience variability in net sales and net income on a quarterly basis as a result of a variety of factors, including timing of customer orders and additions or losses of brands or distribution rights.

WE DEPEND ON THIRD PARTIES FOR THE MANUFACTURE AND DELIVERY OF OUR PRODUCTS.

           We do not own or operate any significant manufacturing facilities. We use third-party manufacturers and suppliers to manufacture certain of our products. We currently obtain these products from a limited number of manufacturers and other suppliers. If we were to experience delays in the delivery of the finished products or the raw materials or components used to make such products or if these suppliers were unable to supply product, our customer relationships, revenues and earnings could suffer.

THE LOSS OF OR DISRUPTION IN OUR DISTRIBUTION FACILITIES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, PROSPECTS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

           We currently have two distribution facilities in the United States. The loss of one or both of those facilities, as well as the inventory stored in those facilities, would require us to find replacement facilities and assets. In addition, weather conditions, such as natural disasters, could disrupt our distribution operations. If we cannot replace our U.S. distribution capacity and inventory in a timely, cost-efficient manner, it could have a material adverse effect on our business, prospects, results of operations and financial condition.

IF WE ARE UNABLE TO ACQUIRE OR LICENSE ADDITIONAL BRANDS, SECURE ADDITIONAL DISTRIBUTION ARRANGEMENTS OR OBTAIN THE REQUIRED FINANCING FOR THESE AGREEMENTS AND ARRANGEMENTS, THE GROWTH OF OUR BUSINESS COULD BE IMPAIRED.

           Our business strategy contemplates the continued increase of our portfolio of owned or licensed brands and distributed brands. Our future expansion through acquisitions or new product distribution arrangements, if any, will depend upon the capital resources and working capital available to us. We may be unsuccessful in identifying, negotiating, financing and consummating such acquisitions or arrangements on terms acceptable to us, or at all, which could hinder our ability to increase revenues and build our business.

WE MAY ENGAGE IN FUTURE ACQUISITIONS THAT WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE OR MANAGE. THESE ACQUISITIONS MAY DILUTE OUR SHAREHOLDERS' OWNERSHIP INTEREST IN US AND CAUSE US TO INCUR DEBT AND ASSUME CONTINGENT LIABILITIES.

           We continuously review acquisition prospects that would complement our current product offerings, increase our size and geographic scope of operations or otherwise offer growth and operating efficiency opportunities. The financing for any of these acquisitions could significantly dilute our equity investors, result in an increase in our indebtedness or both. While there are no current agreements or negotiations underway with respect to any material acquisitions, we may acquire or make investments in businesses or products in the future. Acquisitions may entail numerous integration risks and impose costs on us, including:

           o difficulties in assimilating acquired operations or products, including the loss of key employees from acquired businesses;

           o diversion of management's attention from our core business;

           o adverse effects on existing business relationships with suppliers and customers;

           o risks of entering markets in which we have no or limited prior experience;

           o          dilutive issuances of equity securities;

           o          incurrence of substantial debt;

           o          assumption of contingent liabilities;

           o incurrence of significant amortization expenses related to intangible assets and the potential impairment of acquired assets; and

           o          incurrence of significant immediate write-offs.

           Our failure to successfully complete the integration of any acquired business could have a material adverse effect on our business, prospects, results of operations and financial condition.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OUR ABILITY TO COMPETE COULD BE NEGATIVELY IMPACTED.

           The market for our products depends to a significant extent upon the value associated with our trademarks and trade names. We own, or have licenses or other rights to use, the material trademark and trade name rights used in connection with the packaging, marketing and distribution of our major products both in the United States and in other countries where such products are principally sold. Therefore, trademark and trade name protection is important to our business. Although most of our brand names are registered in the United States and in certain foreign countries in which we operate, we may not be successful in asserting trademark or trade name protection. In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. The costs required to protect our trademarks and trade names may be substantial.

           We currently hold exclusive license rights to use the "Elizabeth Taylor" name on certain of our beauty products pursuant to a license agreement with the Elizabeth Taylor Cosmetics Company. In addition to customary termination provisions and events of default, the Taylor license agreement provides that if we fail to cure a default under our revolving credit facility within 10 days of written notice of that default, the license can be terminated. The termination of our rights under the Taylor license would adversely affect our results of operations.

           Other parties may infringe on our intellectual property rights or intellectual property rights which we are licensed to use and may thereby dilute our brands in the marketplace. Any such infringement of our intellectual property rights would also likely result in a commitment of our time and resources to protect these rights through litigation or otherwise. We may infringe on others' intellectual property rights. One or more adverse judgments with respect to these intellectual property rights could negatively impact our ability to compete and could material adversely affect our business, prospects, results of operations and financial condition.

WE ARE SUBJECT TO RISKS RELATED TO OUR INTERNATIONAL OPERATIONS.

           We are subject to risks customarily associated with foreign operations, including:

           o          currency fluctuations;

           o          import and export license requirements;

           o          trade restrictions;

           o          changes in tariffs and taxes;

           o restrictions on repatriating foreign profits back to the United States;

           o          foreign investment;

           o          unfamiliarity with foreign laws and regulations;

           o difficulties in staffing and managing international operations;

           o diseases affecting customer purchasing patterns, including the Severe Acute Respiratory Syndrome (SARS) epidemic; or

           o geopolitical conditions, such as terrorist attacks, war or other military action.

           These risks could have a material adverse effect on our business, prospects, results of operations and financial condition.

REDUCTIONS IN TRAVEL COULD AFFECT OUR TRAVEL RETAIL BUSINESS.

           We depend on travel for our travel retail business. Any reductions in travel, including as a result of general economic downturns, SARS, acts of war or terrorism, would result in a material decline in sales and profitability of our travel retail business, which could have a material adverse effect on our business, prospects, results of operations and financial condition.

FLUCTUATIONS IN FOREIGN EXCHANGE RATES COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

           Our functional currency is the U.S. dollar. Our debt, interest expense and a significant portion of our overhead expenses are denominated in U.S. dollars. However, approximately 25% of our net sales for fiscal 2003 were denominated in currencies other than the U.S. dollar. A significant weakening of the currencies in which we generate sales relative to the U.S. dollar may adversely affect our ability to meet our U.S. dollar obligations. In addition, our results of operations are reported in U.S. dollars. Outside the United States, our sales and costs are denominated in a variety of currencies including the euro, British pound, Swiss franc and Australian dollar. Declines in these currencies relative to the U.S. dollar could adversely affect our results of operations when translated according to U.S. generally accepted accounting principles. We have not historically hedged against fluctuations in currency rates.

IF WE ARE UNABLE TO RETAIN KEY EXECUTIVES AND OTHER PERSONNEL OUR GROWTH MAY BE HINDERED.

           Our success largely depends on the performance of our management team and other key personnel. Our future operations could be harmed if any of our senior executives or other key personnel ceased working for us. We are particularly dependent on E. Scott Beattie, our Chairman and Chief Executive Officer and Paul West, our President and Chief Operating Officer. We currently have no employment contracts with Messrs. Beattie and West and, as a result, may be unable to retain their services.

OUR STOCK PRICE MAY BE VOLATILE.

           We cannot assure you that there will be an active trading market or adequate liquidity for our common stock. Additionally, the trading price of our common stock has been and may continue to be subject to wide fluctuations over short and long periods of time. Our stock price may fluctuate in response to a number of events and factors, including:

           o          quarterly or cyclical variations in financial results;

           o          future announcements concerning our business;

           o changes in financial estimates and recommendations by securities analysts;

           o trends and developments in the retail cosmetic and fragrance industry;

           o          actions of competitors or the entrance of new competitors;

           o market and industry perceptions of our success, or lack thereof, in pursuing our growth strategy;

           o          prevailing interest rates;

           o legal and regulatory matters that are applicable to our business;

           o diseases affecting customer purchasing patterns, including the Severe Acute Respiratory Syndrome (SARS) epidemic;

           o geopolitical conditions, such as terrorist attacks, war or other military action; and

           o          general market conditions.


                                 USE OF PROCEEDS

           Unless otherwise specified in a prospectus supplement, we intend to use the net proceeds of any securities sold by us for general corporate purposes, which may include, among other things, the repayment of existing indebtedness. We will not receive any proceeds from the sale of shares of common stock by any selling shareholders.

                           DESCRIPTION OF COMMON STOCK

           This prospectus contains a summary of the common stock that we and the selling shareholders may offer. This summary is not meant to be a complete description of the common stock. However, this prospectus and the accompanying prospectus supplement contain the material terms and conditions for the common stock. The following summary description of our common stock is based on the provisions of our amended and restated articles of incorporation and amended and restated bylaws and the applicable provisions of the Florida Business Corporation Act. This information is qualified entirely by reference to the provisions of our articles of incorporation and bylaws. For information on how to obtain copies of our articles of incorporation and bylaws, see "Where You Can Find More Information."

AUTHORIZED CAPITAL

           As of January 23, 2004, our amended and restated articles of incorporation provide that we have authority to issue the following capital stock:

           o 50,000,000 shares of common stock, $.01 par value, of which 24,936,924 shares are issued and outstanding;

           o 1,000,000 shares of Series D convertible preferred stock, $.01 par value, of which 226,954 shares are issued and outstanding; and

           o 3,428,571 shares of serial preferred stock, $.01 par value, none of which are outstanding.

COMMON STOCK

           Subject to the rights of the holders of any preferred stock that may be outstanding, holders of our common stock are entitled to receive dividends as may be declared by our board of directors out of funds legally available to pay dividends, and, in the event of liquidation, dissolution or winding up of our affairs, to share in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date for all matters submitted to a vote of shareholders. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to our common stock. Thus, the holders of a majority of our outstanding common stock will be able to elect all members of our board of directors and to take other actions requiring a vote of our common stock. Our common stock is traded on The Nasdaq Stock Market under the symbol "RDEN."

           Our revolving credit facility prohibits our payment of cash dividends on our common stock and the indentures relating to our outstanding senior notes condition the payment of cash dividends on our common stock on the satisfaction of certain financial and other covenants.

ANTI-TAKEOVER EFFECTS OF FLORIDA LEGISLATION

           We are subject to several anti-takeover provisions that apply to a public corporation organized under Florida law. Florida statutory law prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a "control share acquisition" unless the holders of a majority of the corporation's voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

           Florida statutory law also prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless:

           o the transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;

           o the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years; or

           o the transaction is approved by the holders of two-thirds of the corporation's voting shares other than those owned by the interested shareholder.

           An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of a corporation's outstanding voting shares. These statutory provisions may prevent takeover attempts that might result in a premium over the market price for our common stock.

                              SELLING SHAREHOLDERS

           The following table sets forth the number of shares beneficially owned by each of the selling shareholders listed below as of January 23, 2004. None of the selling shareholders has committed to sell any shares under this prospectus. No estimate can be given as to the amount of our common stock that will be beneficially owned by any selling shareholders after completion of this offering because the selling shareholders may offer all, some or none of the shares of our common stock beneficially owned by them. The shares offered by this prospectus may be offered from time to time by the selling shareholders named below. The number of shares to be offered by the selling shareholders will be disclosed in a supplement to this prospectus.

           Conopco, Inc. is a subsidiary of Unilever, N.V. When we acquired the Elizabeth Arden Business from Unilever in January 2001, we issued the Series D convertible preferred stock to Conopco as part of the purchase price. The number of shares set forth below represents the number of shares as of January 23, 2004 into which the Series D convertible preferred stock held by Conopco may be converted.

                                                            PERCENT OF
    NAME OF SELLING              NUMBER OF SHARES           OUTSTANDING
      SHAREHOLDERS              BENEFICIALLY OWNED            SHARES
--------------------------     --------------------     ------------------

Conopco, Inc.                       2,269,540 (1)             8.3% (1)
390 Park Avenue
New York, NY   10022
--------------------------

(1) As of January 23, 2004, Conopco owned 226,954 shares of our Series D convertible preferred stock, which are convertible into an aggregate of 2,269,540 shares of our common stock. The shares of Series D convertible preferred stock held by Conopco are fully vested. Based on the number of shares of our common stock outstanding as of January 23, 2004, Conopco would own 8.3% of our outstanding shares of common stock if the Series D convertible preferred stock was converted into shares of our common stock. The Series D convertible preferred stock accrues dividends at 5% per annum, which are payable in cash or in additional shares of Series D convertible preferred stock. If we determine to pay such dividends in additional shares of Series D convertible preferred stock, Conopco's percentage ownership of our common stock would increase.

                              PLAN OF DISTRIBUTION

           The securities may be sold from time to time in one or more transactions,

           o          directly to purchasers,

           o          through agents,

           o          to or through underwriters or dealers, or

           o          through a combination of these methods.

           The securities may be distributed at,

           o          a fixed price or prices, which may be changed,

           o          market prices prevailing at the time of sale,

           o          prices related to the prevailing market prices, or

           o          negotiated prices.

GENERAL

           Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be "underwriters" as defined in the Securities Act. Any discounts or commissions they receive from us or any selling shareholders and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement.

AGENTS

           We or any selling shareholders may designate agents to sell the securities. The agents will agree to use their best efforts to solicit purchases for the period of their appointment. We or any selling shareholders may also sell securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the securities.

UNDERWRITERS

           If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed public offering price or at varying prices determined at the time of the sale. We may offer the securities to the public through an underwriting syndicate or through a single underwriter.

           Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless the applicable prospectus supplement says otherwise. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

DEALERS

           We or any selling shareholders may sell the offered securities to dealers as principals. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale.

DIRECT SALES

           We or any selling shareholders may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

INSTITUTIONAL PURCHASERS

           We or any selling shareholders may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

           We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

INDEMNIFICATION; OTHER RELATIONSHIPS

           We or any selling shareholders may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

MARKET MAKING, STABILIZATION AND OTHER TRANSACTIONS

           Any underwriter may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

           Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

                       WHERE YOU CAN FIND MORE INFORMATION

           We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Copies of these reports, proxy statements and other information may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents by writing to the SEC and paying a fee for the copying costs. You may also call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our common stock is traded on The Nasdaq Stock Market and you may inspect the reports, proxy statements and other information we file with The Nasdaq Stock Market at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, Washington, D.C. 20006.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

           The SEC allows us to "incorporate by reference" certain of our publicly filed documents into this prospectus, which means that we may disclose material information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any later information that we file with the SEC will automatically update and supersede this information. We will incorporate by reference the documents listed below and any additional documents we file with the SEC under Sections 13(a) or 14 of the Securities Exchange Act of 1934 until the offering of the securities is terminated. This prospectus is part of a registration statement on Form S-3 that we filed with the SEC and does not contain all of the information set forth in the registration statement.

           The following documents that we previously filed with the SEC are incorporated by reference:

           (1) our Annual Report on Form 10-K for the fiscal year ended January 31, 2003 filed on May 1, 2003;

           (2) our Quarterly Report on Form 10-Q for the fiscal quarter ended April 26, 2003 filed on June 9, 2003;

           (3) our Quarterly Report on Form 10-Q for the fiscal quarter ended July 26, 2003 filed on September 9, 2003;

           (4) our Quarterly Report on Form 10-Q for the fiscal quarter ended October 25, 2003 filed on December 9, 2003;

           (5) our Proxy Statement dated May 16, 2003, relating to the 2003 Annual Meeting of Shareholders;

           (6) our Current Reports on Form 8-K filed on March 19, 2003 and October 23, 2003 (Item 5 information only); and

           (7) the description of our common stock which is contained under the caption "Description of the Registrant's Securities to be Registered" in our registration statement on Form 8-A filed with the SEC on September 4, 1997, as amended by the Amendment to Registration Statement on Form 8-A, filed with the SEC on September 30, 1997, and including any amendment or report filed for the purposes of updating such description.

           We will provide any person to whom a copy of this prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless specifically incorporated by reference. You should direct any requests for documents to Elizabeth Arden, Inc., 200 Park Avenue South, New York, New York, 10003, Attention: Investor Relations.

                                  LEGAL MATTERS

           Weil, Gotshal & Manges LLP has passed upon the validity of the common stock on behalf of the issuer and the selling shareholders.

                                     EXPERTS

           The consolidated financial statements as of January 31, 2003 and 2002 and for each of the two years in the period ended January 31, 2003 incorporated in this Prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended January 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

           Our consolidated financial statements for the fiscal year ended January 31, 2001, incorporated by reference in this prospectus from our Annual Report on Form 10-K for the fiscal year ended January 31, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

           The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the offerings described in this registration statement, all of which will be paid by the registrant. All such expenses other than the Securities and Exchange Commission registration fee are estimates.

           Securities and Exchange Commission Registration Fee      $17,382
           Accounting Fees and Expenses                               5,000
           Legal Fees                                                10,000
                                                                    -------

           Total                                                    $32,382
                                                                    =======


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

           The Registrant has the authority under Section 607.0850 of the Florida Business Corporation Act (the "FBCA") to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by applicable law, as amended from time to time, the Registrant will indemnify any person who was or is a director or officer of the Registrant, or serves or served in such capacity with any other enterprise at the request of the Registrant, against all fines, liabilities, settlements, costs and expenses asserted against or incurred by such person in his capacity or arising out of his status as such officer or director. The Registrant may also indemnify employees or agents of the Registrant if the Registrant's Board of Directors so approves. This indemnification includes the right to advancement of expenses when allowed pursuant to applicable law.

           The provisions of the FBCA authorize a corporation to indemnify its officers and directors in connection with actions, suits and proceedings brought against them if the person acted in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe the person's conduct was unlawful. Unless pursuant to a determination by a court, the determination of whether a director, officer or employee has acted in accordance with the applicable standard of conduct must be made by (1) a majority vote of a quorum consisting of directors who were not parties to the proceeding or a committee consisting solely of two or more directors not parties to the proceeding, (2) independent legal counsel selected by a majority vote of a quorum consisting of directors who were not parties to the proceeding or committee of directors (or selected by the full Board if a quorum or committee cannot be obtained), or (3) the affirmative vote of the majority of a quorum consisting of the corporation's shareholders who were not parties to the proceeding.

           The FBCA further provides that a corporation may make any other or further indemnity by resolution, bylaw, agreement, vote of shareholder or disinterested directors or otherwise, except with respect to certain enumerated acts or omissions of such persons. Florida law prohibits indemnification or advancement of expenses if a judgment or other final adjudication establishes that the actions of a director, officer or employee constitute (1) a violation of criminal law, unless the person had reasonable cause to believe his conduct was lawful, (2) a transaction from which such person derived an improper personal benefit, (3) willful misconduct or conscious disregard for the best interests of the corporation in the case of a derivative action by a shareholder, or (4) in the case of a director, a circumstance under which a director would be liable for improper distributions under Section 607.0834 of the FBCA. The FBCA does not affect a director's responsibilities under any other law, such as federal securities laws.

           At present, there is no pending litigation or other proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

           The Registrant maintains directors' and officers' liability insurance for its directors and officers.

ITEM 16.  EXHIBITS

           The following is a list of all exhibits filed as a part of this registration statement on Form S-3, including those incorporated in this registration statement by reference.

Exhibit Number                          Description of Exhibits
--------------                          -----------------------

     1.1 The form of underwriting agreement will be filed as an exhibit to a current report of the registrant and incorporated in this registration statement by reference.

     3.1 Amended and Restated Articles of Incorporation of Elizabeth Arden, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant's Form 8-K dated February 7, 2001 (Commission File No. 1-6370)).

     3.2              Amended and Restated By-laws of Elizabeth Arden, Inc.
                      (incorporated herein by reference to Exhibit 3.3 to the Registrant's Form 10-Q for the quarter ended October 31, 2000 (Commission File No. 1-6370)).

     4.1 Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-3 dated November 15, 2001 (Commission File No. 333-73416)).

     5.1*             Opinion of Weil, Gotshal & Manges LLP.

    23.1*             Consent of PricewaterhouseCoopers LLP, Independent
                      Accountants.

    23.2*             Consent of Deloitte & Touche LLP, Independent Auditors.

    23.3*             Consent of Weil, Gotshal & Manges LLP (included in Exhibit
                      5.1).

    24* Power of Attorney (included on signature page of the Registration Statement).

-------------------------------

*  Filed herewith.


ITEM 17.  UNDERTAKINGS

           The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in this registration statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered in this registration statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions detailed in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami Lakes, State of Florida, on January 30, 2004.


                                 ELIZABETH ARDEN, INC.

                                 By: /s/ E. Scott Beattie
                                     ------------------------------------------
                                     E. Scott Beattie
                                     Chairman, Chief Executive Officer and
                                     Director (Principal Executive Officer)


                                POWER OF ATTORNEY

           KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints E. Scott Beattie and Oscar E. Marina, or either of them, his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments (including all post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                       Title                                                Date
----------                       -----                                                ----
/s/ E. Scott Beattie             Chairman, Chief Executive Officer and Director       January 30, 2004
-------------------------        (Principal Executive Officer)
E. Scott Beattie


/s/ Stephen J. Smith             Executive Vice President and Chief Financial         January 30, 2004
-------------------------        Officer
Stephen J. Smith                 (Principal Financial and Accounting Officer)


                                 Director
-------------------------
William M. Tatham



/s/ J.W. Nevil Thomas            Director                                             January 30, 2004
-------------------------
J.W. Nevil Thomas



/s/ Fred Berens                  Director                                             January 30, 2004
-------------------------
Fred Berens



                                      S-1

                                 Director
-------------------------
Richard C.W. Mauran



/s/ George Dooley                Director                                             January 30, 2004
-------------------------
George Dooley


                                  EXHIBIT INDEX

Exhibit Number                            Description of Exhibits
--------------                            -----------------------

     1.1 The form of underwriting agreement will be filed as an exhibit to a current report of the registrant and incorporated in this registration statement by reference.

     3.1 Amended and Restated Articles of Incorporation of Elizabeth Arden, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant's Form 8-K dated February 7, 2001 (Commission File No. 1-6370)).

     3.2              Amended and Restated By-laws of Elizabeth Arden, Inc.
                      (incorporated herein by reference to Exhibit 3.3 to the Registrant's Form 10-Q for the quarter ended October 31, 2000 (Commission File No. 1-6370)).

     4.1 Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-3 dated November 15, 2001 (Commission File No. 333-73416)).

     5.1*             Opinion of Weil, Gotshal & Manges LLP.

    23.1*             Consent of PricewaterhouseCoopers LLP, Independent
                      Accountants.

    23.2*             Consent of Deloitte & Touche LLP, Independent Auditors.

    23.3*             Consent of Weil, Gotshal & Manges LLP (included in Exhibit
                      5.1).

    24* Power of Attorney (included on signature page of the Registration Statement).


-------------------------------
*  Filed herewith.